Exhibit 21 HAMILTON INSURANCE GROUP, LTD. SUBSIDIARIES OF REGISTRANT Legal Name Hamilton UK Holdings II Limited Hamilton BDA Services Limited Hamilton Re, Ltd. Hamilton ILS Holdings Limited Hamilton UK Holdings Limited Hamilton US Holdings II, Inc. Hamilton Insurance Services (Bermuda), Ltd. Ada Capital Management, Limited Hamilton Insurance Designated Activity Company Hamilton Corporate Member Limited Hamilton U.S. Services, LLC Hamilton Managing General Agency Americas LLC Hamilton Select Holdings Inc. Hamilton Select Insurance Inc. Hamilton UK Services Limited Hamilton Corporate Member II Limited Hamilton Managing Agency Limited Hamilton Corporate Member III Limited Hamilton Managing General Agency UK Ltd Hamilton Corporate Member IV Limited Jurisdiction of Incorporation United Kingdom Bermuda Bermuda Bermuda United Kingdom Delaware Bermuda Bermuda Ireland United Kingdom Delaware Delaware Delaware Delaware United Kingdom United Kingdom United Kingdom United Kingdom United Kingdom United Kingdom